Exhibit 3.2

ARTICLES OF MERGER

OF

KNIGHT MERGER SUB II, INC.

WITH AND INTO

THE BRAND HOUSE COLLECTIVE, INC.

Pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act (the “TBCA”), the undersigned corporations hereby submit these Articles of Merger and certify as follows:

1.

Parties. The parties to the merger are Knight Merger Sub II, Inc., a Delaware corporation (the “Merging Corporation”) and The Brand House Collective, Inc., a Tennessee corporation (the “Surviving Corporation”). The Surviving Corporation will be the surviving corporation in the merger.

2.	Effective Date. The merger shall be effective on the date these Articles of Merger are filed with the Tennessee Secretary of State.

3.

Amended and Restated Charter of the Surviving Corporation. The charter of the Surviving Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the charter of the Surviving Corporation until it is amended or restated in the manner provided by the TBCA.

4.

Approval of Plan of Merger. Approval of the plan of merger (the “Plan”) by the sole stockholder of the Merging Corporation and the shareholders of the Surviving Corporation is required under the TBCA. The Plan was duly approved by the sole stockholder of the Merging Corporation on November 24, 2025, and by the affirmative vote of a majority of all votes entitled to be cast on the Plan by the shareholders of the Surviving Corporation on March 17, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be executed by their respective duly authorized officers as of this _2nd_ day of April, 2026.

SURVIVING CORPORATION:

THE BRAND HOUSE COLLECTIVE, INC.

By:	/s/ Amy Sullivan
Name:	Amy Sullivan
Title:	President and Chief Executive Officer

MERGING CORPORATION:

KNIGHT MERGER SUB II, INC.

By:	/s/ Melissa Smith
Name:	Melissa Smith
Title:	Vice President and Secretary

EXHIBIT A

AMENDED AND RESTATED CHARTER OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CHARTER

OF

THE BRAND HOUSE COLLECTIVE, INC.

April 2, 2026

This Amended and Restated Charter of The Brand House Collective, Inc. (the “Corporation”) shall be effective upon filing with the Tennessee Secretary of State. The undersigned corporation hereby adopts the following amended and restated charter pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act:

FIRST: The name of this Corporation shall be The Brand House Collective, Inc.

SECOND: Its registered office in the State of Tennessee is to be located at 300 Montvue Road, Knoxville, Tennessee Knox County, 37919, United States, and the name of its registered agent at such address is C T Corporation System, email address: CT-StateCommunications@wolterskluwer.com.

THIRD: The complete address of the Corporation’s principal office is 300 Montvue Road, Knoxville, Tennessee Knox County, 37919, United States. The business email address is: michael.sheridan@brandhouseco.com.

FOURTH: The Corporation is for profit.

FIFTH: The duration of the Corporation is perpetual.

SIXTH: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Tennessee Business Corporation Act (the “TBCA”).

SEVENTH: The Corporation is authorized to issue is 1,000 shares of common stock (the “Common Stock”). All such shares are of one class and are shares of Common Stock with the par value of $0.0001 per share. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. There shall be no cumulative voting of the Common Stock.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation or by a written resolution in lieu of a meeting signed by stockholders representing the number of affirmative votes required for such action at a meeting, in accordance with Section 48-17-104 of the TBCA.

NINTH: In further and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the Corporation’s Board of Directors.

TENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 48-18-502 of the TBCA.

Any amendment, repeal or modification of the foregoing provisions of this Article Eleventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to such amendment, repeal or modification.

[Signature page follows.]

THE BRAND HOUSE COLLECTIVE, INC.

By: /s/ Amy Sullivan

      Amy Sullivan, Chief Executive Officer